Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement (No. 333-171698) on Form S-8. of our report dated March 23, 2011, relating to our audits of the consolidated balance sheets of CTPartners Executive Search Inc. and Subsidiaries (the “Successor”) as of December 31, 2010 and of CTPartners Executive Search LLC and Subsidiaries (the “Predecessor”) as of December 31, 2009 and the related consolidated statements of operations and stockholders’ equity for the period December 1, 2010 to December 31, 2010 (the Successor period) and the related consolidated statements of operations and members’ equity (deficit) for the period January 1, 2010 to November 30, 2010, and for the year ended December 31, 2009 (the Predecessor periods) and the consolidated statements of cash flows of the Successor and Predecessor combined for the years ended December 31, 2010 and 2009 which report appears in this Annual Report on Form 10-K of CTPartners Executive Search Inc. for the year ended December 31, 2010.
Our report refers to the commencement of operations of the Successor on December 1, 2010 as a result in the change in the Company’s tax status and in anticipation of the closing of its initial public offering.
/s/ McGladrey & Pullen, LLP
Cleveland, Ohio
March 23, 2011